UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☐         Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting material Pursuant to §240.14a-12

MACY’S, INC.

(Name of Registrant as Specified In Its Charter)

Arkhouse Value Fund I LP

Arkhouse Value Fund II LP

Arkhouse Co-Investment III LP

Arkhouse Equity Investors LLC

Arkhouse Equities Fund LLC

Arkhouse Value Fund GP LLC

Arkhouse Co-Investment III GP LLC

Arkhouse Real Estate Activism Fund MM LLC

Arkhouse Manager LLC

Arkhouse Management Co. LP

Arkhouse GP LLC

Jonathon Blackwell

Gavriel Kahane

George Hebard

Richard Clark

Richard L. Markee

Mohsin Y. Meghji

Mitchell Schear

Nadir Settles

Gerald L. Storch

Sharen J. Turney

Andrea M. Weiss

Isaac Zion

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Arkhouse Management Co. LP, together with the other participants named herein (collectively, the “Participants”), expects to file a preliminary proxy statement and accompanying proxy card with the United States Securities and Exchange Commission to be used to solicit proxies for matters including the election of its slate of director nominees to the Board of Directors (the “Board”) of Macy’s, Inc. (“Macy’s”, or the “Company”) at the 2024 annual meeting of shareholders (the “Annual Meeting”).

On March 5, 2024,  Mr. Gavriel Kahane, Managing Partner of Arkhouse Management Co. LP, and a participant named herein, was interviewed by Katie Greifeld on Bloomberg TV. The full text of the interview transcript follows:

Katie Greifeld: Let’s talk about this raised offer, the bid going from $21 a share to $24 a share. Are you prepared to raise it again if Macy's rejects this?

Gavriel Kahane: We certainly hope they don't reject it. And they said that they will carefully review this offer in that statement you just read, we sincerely hope that they really do carefully review it in good faith as they should have almost, I guess more than three months ago at this point. Our initial offer. And we also think that Macy's shareholders in that statement, Macy's executives are telling shareholders they don't need to do anything right now. Our view is that Macy's shareholders own this company and they should do something which is reach out to their directors, reach out to their executives, and urge them to engage sincerely and in good faith with our credible buyer group.

Katie Greifeld: And I want to bring you a line from the press release that you put out in relation to this offer. I thought this line was interesting. We may remain frustrated by the delay tactics adopted by Macy's board of directors, and its continued refusal to engage with our credible buyer group. Have communications changed or opened up since this latest raised offer?

Gavriel Kahane: It's hard to say. There's certainly been dialogue and dialogue continues, but what we're asking for is that dialogue progress from communications and dialogue to action and to a substantive conversation and engagement wherein we can contract and give shareholders a really significant premium in cash today.

Katie Greifeld: And you're probably aware, but there's a train of thought out there that Arkhouse and your partners in this bid are chiefly invested in Macy's real estate portfolio. I know you've said publicly that's not the case, but what do you make of Macy's plans to close 150 stores?

Gavriel Kahane: I think it's a shame we are not focused on store closures and in fact, hope that we get to close on the company before they close any stores. Our view is that the real estate is incredibly valuable in large part because of its tenant, Macy's.

Katie Greifeld: And I mean hypothetically, should they actually go ahead and offload those 150 stores? Close those 150 stores before you close on any bid? Would that lessen the appeal of Macy's for you?

Gavriel Kahane: It's hard to say without the diligence that we're requesting. We're sort of taking an outside view in, so I can't speak to that.

Katie Greifeld: And let's say hypothetically that you do acquire Macy's before they were to shut those stores. In your plans that you've been thinking about for Macy's, is it possible that you could actually close more than 150 stores or what would you actually do with the real estate?

Gavriel Kahane: That would be very surprising For us, it's really much more of a capital markets rejiggering and they capitalizing on the awesome asset base that they have as opposed to let's close stores and redevelop them into something else. Certainly, I'm sure it's the case that there is redevelopment opportunities in this portfolio, probably largely not through demolition and redevelopment, but in out parcels and malls and other interesting development opportunities that I'm sure will be availed to us when we get that diligence. But right now we're not underwriting that at all. Our base case assumption is that all Macy's malls stay open, all Macy's locations stay open and that we enhance the credit worthiness of the tenant inside the store.

Katie Greifeld: And I promise we're going to talk about something other than real estate in just a couple minutes, but I do have another question because your bid--

Gavriel Kahane: Like real estate, so it's all good.

Katie Greifeld: We all do. So this bid values Macy's at 8.7 billion, the entire company. And there's an interesting analysis out from Bloomberg Intelligence that estimates that the real estate alone is worth upwards of $8 billion. So from that perspective, $24 is sherry. It could be seen still as a low ball offer. Are you worried at other bidders coming in here to this process?

Gavriel Kahane: I am. I'm really hopeful and pretty optimistic that we've put together the right buyer group to be incredibly competitive in any process that starts. And I have a high degree of confidence that will win.

Katie Greifeld: A high degree of confidence there. Let's talk about if you win, of course you would take Macy's private. What can you accomplish by taking Macy's private versus keeping it as a public company?

Gavriel Kahane: A lot. A lot. As a public company, it's hard to blame existing management for focusing on the quarter. That's how they're judged. They're judged day to day, their share price changes, their cost of capital changes instantaneously. As a private company, you can focus on long-term prosperity, growth and a stabilization of this business that's otherwise seemingly headed in a pretty scary direction.

Katie Greifeld: And what info do you still need from Macy's when it comes to your due diligence that you're doing on this company that you're doing in potentially raising another bid if they do reject this one, what do you still need from Macy's?

Gavriel Kahane: Really confirmatory diligence. It's not complicated, but it's a lot of work.

Katie Greifeld: And you've also, of course, as part of this nominated nine people to Macy's board. How confident are you that you actually have the votes there to do that?

Gavriel Kahane: So the nine director nomination is really a function of the board size. They are 14 directors. So to ensure that we are speaking to shareholders directly and really to ensure that shareholders can exercise their desires, their wants, and seek to -- in effectuated change, we need to nominate nine. So yeah.

Katie Greifeld: And how is the communication with shareholders happening? Is that you reaching out proactively to shareholders? Are you seeing inbound requests? What's the mix there?

Gavriel Kahane: I would say it's a combination. We've not formally submitted to any proxy materials, and we're not soliciting votes at this time, but we have received inbounds from shareholders on an unsolicited basis and are very happy to speak with anyone. We are a significant shareholder in this company and have very strong views about it.

Katie Greifeld: And let's talk a little bit more about financing here, because that has been one of the questions of course. How would you pay for this? And you have also said that you've identified large global institutional financing sources that represent a hundred percent of the capital required to buy the shares in Macy's that we do not already own. Can you give us some detail about who those large global institutional financing sources could be?

Gavriel Kahane: Yeah, so they are, like you said, large global money center banks and the company shouldn't be surprised that there's so much interest in participating in this capitalization. They have a really great asset base and hearing some of their responses that it's a tough capital markets environment. It's a tough financing environment. All of that's true and not withstanding that there is robust interest in participating in this privatization.

Cautionary Statement Regarding Forward-Looking Statements

This press release does not constitute an offer to sell or solicitation of an offer to buy any of the securities described herein in any state to any person. The information herein contains “forward-looking statements”. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct or that any of the objectives, plans or goals stated herein will ultimately be undertaken or achieved. If one or more of such risks or uncertainties materialize, or if Arkhouse’s underlying assumptions prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Arkhouse that the future plans, estimates or expectations contemplated will ever be achieved.

Certain Information Concerning the Participants

Arkhouse Value Fund I LP (“Arkhouse Value Fund I”) and the other Participants (as defined below) expect to file a preliminary proxy statement and accompanying universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for, among other matters, the election of its slate of director nominees to the Board at the Annual Meeting. Promptly after filing its definitive proxy statement with the SEC, Arkhouse Value Fund I LP expects to mail the Participants’ definitive proxy statement and accompanying universal proxy card to each stockholder entitled to vote at the Annual Meeting.

The participants in the proxy solicitation are Arkhouse Value Fund I, Arkhouse Value Fund II LP (“Arkhouse Value Fund II”, and together with Arkhouse Value Fund I, the “Arkhouse Value Funds”), Arkhouse Co-Investment III LP (“Arkhouse Co-Investment III”), Arkhouse Equity Investors LLC (“Arkhouse Equity Investors”), Arkhouse Equities Fund LLC (“Arkhouse Equities Fund”, and together with the Arkhouse Value Funds, Arkhouse Co-Investment III and Arkhouse Equity Investors, the “Arkhouse Funds”), Arkhouse Value Fund GP LLC (“Arkhouse Value Fund GP”), Arkhouse Co-Investment III GP LLC (“Arkhouse Co-Investment III GP”), Arkhouse Real Estate Activism Fund MM LLC (“Arkhouse MM”), Arkhouse Manager LLC (“Arkhouse Manager”), Arkhouse Management Co. LP (“Arkhouse Management”), Arkhouse GP LLC (“Arkhouse GP”), Jonathon Blackwell, Gavriel Kahane and George Hebard (all of the forgoing persons, together, the “Arkhouse Parties”), along with the nominees (the “Nominees”) Richard Clark, Richard L. Markee, Mohsin Y. Meghji, Mitchell Schear, Nadir Settles, Gerald L. Storch, Sharen J. Turney, Andrea M. Weiss and Isaac Zion (the Arkhouse Parties and the Nominees, collectively, the “Participants”).

As of the date hereof, Arkhouse Funds in the aggregate directly own or have the right to acquire within 60 days 7,829,209 shares of common stock of Macy’s, par value $0.01 per share (the “Common Stock”) and hold long positions in cash-settled American call options referencing a further 17,014,610 shares of Common Stock, and Mr. Hebard directly owns or may be deemed to beneficially own a further 146,500 shares of Common Stock in each case as further detailed below. As of the date hereof, (i) Arkhouse Value Fund I directly holds 5,947,918 shares of Common Stock, comprised of 1,000 shares of Common Stock held in record name and 5,946,918 shares of Common Stock held in “street name”, and holds long positions in cash-settled American call options referencing a further 15,947,798 shares of Common Stock; (ii) Arkhouse Value Fund II directly holds 766,436 shares of Common Stock in “street name”, and holds long positions in cash-settled American call options referencing a further 1,066,812 shares of Common Stock; (iii) Arkhouse Co-Investment III directly holds 447,898 shares of Common Stock in “street name”, (iv) Arkhouse Equity Investors directly holds 70,527 shares of Common Stock in “street name”; (v) Arkhouse Equities Fund directly holds 416,430 shares of Common Stock in “street name”, and also directly holds 1,800 American call options currently exercisable for 180,000 shares of Common Stock; (vi) Arkhouse Value Fund GP, as the general partner of each of the Arkhouse Value Funds, may be deemed to beneficially own all of the 6,714,354 shares of Common Stock beneficially owned in aggregate by the Arkhouse Value Funds; (vii) Arkhouse Co-Investment III GP, as the general partner of Arkhouse Co-Investment III, may be deemed to beneficially own all of the 447,898 shares of Common Stock beneficially owned by Arkhouse Co-Investment III; (viii) Arkhouse MM, as the manager of Arkhouse Equities Fund, may be deemed to beneficially own all of the 596,430 shares of Common Stock (including the 180,000 shares of Common Stock underlying the 1,800 American call options held by Arkhouse Equities Fund) beneficially owned by Arkhouse Equities Fund; (ix) Arkhouse Manager, as the managing member of Arkhouse MM and manager of Arkhouse Equity Investors, may be deemed to beneficially own all of the 596,430 shares of Common Stock beneficially owned by Arkhouse MM and all of the 70,527 shares of Common Stock beneficially owned by Arkhouse Equity Investors; (x) Arkhouse Management, as the investment manager to each of the Arkhouse Funds, may be deemed to beneficially own all of the 7,829,209 shares of Common Stock (including the 180,000 shares of Common Stock underlying the 1,800 American call options held by Arkhouse Equities Fund) beneficially owned in aggregate by the Arkhouse Funds; (xi) Arkhouse GP, as the general partner of Arkhouse Management, may be deemed to beneficially own all of the 7,829,209 shares of Common Stock (including the 180,000 shares of Common Stock underlying the 1,800 American call options held by Arkhouse Equities Fund) beneficially owned in aggregate by Arkhouse Management; (xii) Mr. Blackwell, as the managing member of Arkhouse GP, Arkhouse Co-Investment III GP, Arkhouse Value Fund GP and Arkhouse Manager, may be deemed to beneficially own all of the 7,829,209 shares of Common Stock (including the 180,000 shares of Common Stock underlying the 1,800 American call options held by Arkhouse Equities Fund) beneficially owned in aggregate by Arkhouse GP, Arkhouse Co-Investment III GP, Arkhouse Value Fund GP and Arkhouse Manager; (xiii) Mr. Kahane, through his status as a member of Arkhouse GP, Arkhouse Co-Investment III GP, Arkhouse Value Fund GP and Arkhouse Manager, may be deemed to beneficially own all of the 7,829,209 shares of Common Stock (including the 180,000 shares of Common Stock underlying the 1,800 American call options held by Arkhouse Equities Fund) beneficially owned in aggregate by Arkhouse GP, Arkhouse Co-Investment III GP, Arkhouse Value Fund GP and Arkhouse Manager; and (xiv) Mr. Hebard directly holds 140,000 shares of Common Stock in “street name”, and may be deemed to beneficially own a further 6,500 shares of Common Stock. As of the date hereof, none of the Nominees own beneficially or of record any shares of Common Stock.  In addition, on December 1, 2023, certain Arkhouse Parties and Brigade Capital Management, LP (“Brigade”) delivered to the Board a non-binding proposal to acquire all of the outstanding Common Stock that such parties did not already own for $21.00 per share of Common Stock in cash, which proposal was rejected by the Board.  On March 3, 2024, such same Arkhouse Parties and Brigade delivered to the Board a revised proposal to acquire all of the outstanding Common Stock that they do not already own at the increased proposed purchase price of $24.00 per share in cash.  As a result of the foregoing, Arkhouse Parties may be deemed to have direct or indirect interests in the proxy solicitation that are in addition to, or different from, those of other Company shareholders.

IMPORTANT INFORMATION AND WHERE TO FIND IT

ARKHOUSE STRONGLY ADVISES ALL STOCKHOLDERS OF MACY’S TO READ BOTH THE PARTICIPANTS’ PROXY STATEMENT AND MACY’S’ PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. THE PARTICIPANTS’ DEFINITIVE PROXY STATEMENT, WHEN FILED, AND OTHER RELEVANT DOCUMENTS, WILL ALSO BE AVAILABLE ON THE SEC WEBSITE, FREE OF CHARGE. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, MORROW SODALI LLC (STOCKHOLDERS CAN CALL TOLL-FREE: +1 (800) 662-5200).